Exhibit 99.1

RHOMBUS MERGER CORPORATION ANNOUNCES

TENDER OFFER AND CONSENT SOLICITATION FOR THE 8.250% SENIOR

NOTES DUE 2011 OF RYERSON INC.

CHICAGO – September 21, 2007—Rhombus Merger Corporation (the “Purchaser”), a wholly owned subsidiary of Rhombus Holding Corporation (“Parent”), has commenced a cash tender offer and consent solicitation (together, the “Offer”) for any and all of the $150,000,000 aggregate principal amount of 8.250% Senior Notes due 2011 of Ryerson Inc. (“Ryerson”) (CUSIP No. 78375PAG2) (the “Notes”). Merger Sub was formed solely for the purpose of merging with and into Ryerson, which will be the surviving corporation of the merger and a wholly owned subsidiary of Parent.

In connection with the Offer, the Purchaser is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants, certain events of default and related provisions in the indenture governing the Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Holders who validly tender their Notes prior to 5:00 p.m., New York City time on October 4, 2007 (such date, as it may be extended, the “Consent Payment Deadline”) and such Notes are accepted for payment by the Purchaser will receive the Total Consideration (as discussed below) per $1,000 principal amount of Notes and accrued and unpaid interest up to, but not including, the initial payment date, which is expected to be October 19, 2007 (the “Initial Payment Date”). Holders who tender their Notes after the Consent Payment Deadline but on or prior to 8:00 a.m., New York City time on October 22, 2007 (the “Expiration Date”, unless extended) will receive the Total Consideration per $1,000 principal amount of Notes validly tendered and not withdrawn, less the consent payment of $30.00 per $1,000 principal amount of Notes.

The following table summarizes terms material to the determination of the Total Consideration to be received in the Offer per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline:

CUSIP No.	Outstanding Aggregate Principal Amount	Note Description	First Redemption Date	First Redemption Price per $1,000 principal amount	Consent Payment per $1,000 principal amount	Reference Security	Reference Page	Fixed Spread
78375PAG2	$150,000,000	8.250% Senior Notes Due 2011	12/15/08	$1,041.25	$30.00	3.375% U.S.T. due 12/15/08	PX4	50 bps

The Total Consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline will be calculated based on the present value on the payment date of the sum of the First Redemption Price on the First Redemption Date plus interest payments through the First Redemption Date, determined using a discount factor equal to the yield on the Price Determination Date (as defined below) of the Reference Security plus a fixed spread of 50 basis points. The Purchaser expects that the Price Determination Date will be 2:00 p.m., New York City time on a date that is at least ten business days prior to the Expiration Date.

The Purchaser’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer is subject to the satisfaction of certain conditions including: (1) receipt of tenders from holders of at least a majority in aggregate principal amount of the outstanding Notes, and the execution of the supplemental indenture, (2) the consummation of the merger of Purchaser with and into Ryerson, (3) concurrent financing and (4) certain other customary conditions.

The complete terms and conditions of the Offer is described in the Offer to Purchase and Consent Solicitation Statement dated September 21, 2007 (the “Offer to Purchase”), and copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the Offer, at (212) 430-3774 (collect) or (866) 807-2200 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.

2